Exhibit 99.1

Execution Version

PROXY AND VOTING AGREEMENT

This Proxy and Voting Agreement (this “Agreement”), dated as of August 21, 2024, is entered into by and between JCM AB LLC, a Colorado limited liability company (“JCM AB”), and Terence McGuirk (“Terry”), and, for purposes of Sections 5-13, John C. Malone (“John”), the John C. Malone 1995 Revocable Trust, The Malone Family Land Preservation Foundation, the Leslie A. Malone 1995 Revocable Trust, the John C. Malone June 2003 Charitable Remainder Unitrust, the Tracy M. Amonette Trust A, and the Evan D. Malone Trust A (collectively, JCM AB, The Malone Family Land Preservation Foundation, John, and each of the trusts party hereto are referred to as the “Malone Group”).

WHEREAS, JCM AB beneficially owns certain shares of Series B common stock of Atlanta Braves Holdings, Inc. (the “Corporation”) and Terry beneficially owns certain shares of Series C common stock of the Corporation; and

WHEREAS, in recognition of Terry’s successful tenure with the Corporation and its subsidiaries, JCM AB and Terry wish to enter into a voting agreement as contemplated by Section 78.365(3) of the Nevada Revised Statutes, which agreement shall include the grant of a revocable proxy to Terry to vote, subject to certain limitations, the Covered Shares. For purposes of this Agreement, “Covered Shares” means the shares of Series B common stock of the Corporation currently held by JCM AB and described on Schedule A, other than Transferred Shares (as defined below).

NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Voting.

(a)            From the Effective Date until the Expiration Date, but subject to the terms and conditions of this Agreement, Terry is hereby appointed and constituted as proxy with respect to the Covered Shares and is granted the sole and exclusive power to vote or act by consent with respect to the Covered Shares on all matters submitted to a vote of the Corporation’s stockholders or by which the Corporation’s stockholders may act by written consent that are Included Matters (as defined below), pursuant to this conditional proxy (which proxy is coupled with an interest) (the “Proxy”).

(b)            Notwithstanding anything to the contrary set forth herein, the Proxy shall not be applicable in connection with any vote or action by written consent on any matter other than an Included Matter and Terry will have no right to vote or act by written consent with respect to the Covered Shares on such matters. All rights to vote or act by written consent with respect to the Covered Shares on any matter other than an Included Matter shall be retained by JCM AB. Any attempt by Terry to vote, or act by written consent, with respect to the Covered Shares on any matter other than an Included Matter shall be void ab initio. An “Included Matter” means any matter submitted to a vote of the shareholders of the Corporation (i) for the election of directors of the Corporation, (ii) for the approval or authorization of executive compensation, or (iii) that is a routine matter for which a member organization may give or authorize a proxy to vote without instructions from the beneficial owner pursuant to Rule 452.11 of the Rules of the New York Stock Exchange LLC, in existence as of the date hereof.

(c)            Notwithstanding anything to the contrary set forth herein, the Proxy is personal to Terry and may not be assigned or transferred by Terry by operation of law or otherwise and may not be used by Terry’s successors.

(d)            Notwithstanding anything to the contrary set forth herein, this Agreement and the Proxy shall not prevent or restrict JCM AB from transferring, selling or otherwise disposing of any Covered Shares, subject to Section 5 hereof; provided that JCM AB will not sell, transfer or dispose of any Covered Shares in a transaction that is not a ROFR Transaction unless the transferee executes a joinder and becomes a party to and bound by all of the provisions of this Agreement with respect to such Covered Shares.

(e)            From the Effective Date until the Expiration Date, Terry agrees not to vote any of the shares of any series of common stock of the Corporation beneficially owned by him over which he has voting power on any Included Matter in a manner inconsistent with how he votes the Covered Shares on any Included Matter (in each case, including in any action by written consent).

2.             Effectiveness; Termination. This Agreement and the Proxy shall be effective (the “Effective Date”) upon satisfaction of the conditions set forth in Section 3. This Agreement (other than Section 5, which shall terminate in accordance with its terms, and Sections 6-13, which shall survive the Expiration Date and continue in full force and effect) and the Proxy shall automatically terminate upon the earliest to occur (the “Expiration Date”) of (a) such date and time specified in a written notice delivered by John or JCM AB to Terry stating the date and time at which the Proxy is revoked, which date shall not be less than one year from the delivery of such notice (which notice can be delivered by John or JCM AB at any time at his or its sole discretion), (b) any transfer or assignment or attempted transfer or assignment, by operation of law or otherwise, of the Proxy by Terry, (c) with respect to any Covered Shares, upon the sale, transfer, or disposition by JCM AB of any such Covered Shares to a third party unaffiliated with the Malone Group (such shares sold, transferred or disposed of being referred to herein as “Transferred Shares”), (d) the death of John, and (e) the death or Disability of Terry. “Disability” means the disability of Terry after the expiration of more than 180 consecutive days after its commencement which is determined to be total and permanent by a physician selected by John and total disability means mental or physical incapacity that prevents Terry from managing the business and affairs of the Corporation.

3.             Conditions to Effectiveness. The Agreement shall be effective upon the satisfaction of the following conditions:

(a)            Major League Baseball (including, as required, the Office of the Commissioner of Baseball) shall have approved in writing the granting of the Proxy to Terry and the transactions evidenced by this Agreement, which approval shall remain in full force and effect.

(b)            All necessary applications, filings, and notifications to, and approval, decree or other action of, any governmental authority, of the Proxy and the transactions evidenced by this Agreement shall have been made and obtained and remain in full force and effect.

4.            Publicity. No party hereto shall issue any press release or make any other public statement with respect to this Agreement or the transactions contemplated hereby (other than any filing required pursuant to Section 13 or Section 16 of the Securities Exchange Act of 1934) without the prior written consent of the other party, except to the extent such public statement or press release is required by law or order of a court of competent jurisdiction; provided that to the extent such press release or public statement is so required (other than any filing required pursuant to Section 13 or Section 16 of the Securities Exchange Act of 1934), such party shall not issue such press release or make any such other public statement before, to the extent practical and legally permissible, consulting with and providing the other party and Major League Baseball the opportunity to review and comment upon any such press release or public statement.

5.             Right of First Refusal.

(a)            Except for a Transfer to an affiliate of John that executes a joinder and becomes a party to and bound by all of the provisions of this Agreement applicable to this Section 5 to the same extent as the members of the Malone Group, any Transfer of shares of Series A, Series B or Series C common stock of the Corporation owned by any member of the Malone Group (the “ROFR Shares”) will be subject to the right of first refusal provisions of this Section 5 (any such Transfer subject to the right of first refusal provisions of this Section 5 is referred to as a “ROFR Transfer”).

(b)            Subject to Section 5(g), prior to effecting any Transfer of ROFR Shares, the Malone Group shall deliver written notice (the “Offer Notice”) to Terry, which Offer Notice shall specify (i) the person to whom the Malone Group proposes to make such Transfer, (ii) the number or amount of ROFR Shares to be Transferred, (iii) the Offer Price (as defined below), and (iv) all other material terms and conditions of the proposed Transfer. The Offer Notice shall constitute an irrevocable offer to Terry, for the period of time described below, to purchase all (but not less than all) of such ROFR Shares.

(c)            For purposes of this Section 5: (i) “Offer Price” shall mean the purchase price to be paid to the Malone Group in the proposed transaction (it being understood and agreed that in the event that the consideration payable to the Malone Group in a proposed transaction consists of securities, the purchase price shall equal the fair market value of such securities, which fair market value shall be mutually agreed by the parties acting reasonably in good faith); and (ii) “Transfer” shall mean to, directly or indirectly, sell, transfer, assign, or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, or similar disposition of, any shares of common stock of the Corporation beneficially owned by such person or any interest in any shares of common stock of the Corporation beneficially owned by such person; provided, however, that any transfer or exchange of ROFR Shares as a result of a merger, consolidation or business combination in which the Corporation is a constituent corporation shall not be deemed to be a Transfer of any ROFR Shares.

(d)            If Terry elects to purchase the offered ROFR Shares, he shall give notice to the Malone Group within 20 business days after receipt of the Offer Notice of his election, which shall constitute a binding obligation, subject to standard terms and conditions for a stock purchase contract involving the transfer of shares by a significant stockholder of an issuer (provided that the Malone Group shall not be required to make any representations or warranties regarding the business of the Corporation), to purchase the offered ROFR Shares, which notice shall include the date set for the closing of such purchase, which date shall be at least 20 business days following the delivery of such election notice, or, if later, five business days after receipt of all required regulatory and Major League Baseball approvals; provided that the closing shall only be delayed pending receipt of required regulatory and Major League Baseball approvals if (i) Terry is using reasonable efforts to obtain the required regulatory and Major League Baseball approvals and (ii) there is a reasonable prospect of receiving such regulatory and Major League Baseball approvals. Terry’s right to purchase under this Section 5 shall survive the Expiration Date.

(e)            If Terry does not respond to the Offer Notice within the required response time period or elects not to purchase the offered ROFR Shares, the Malone Group shall be free to complete the proposed Transfer (to the same proposed transferee) on terms no less favorable to the Malone Group than those set forth in the Offer Notice, provided that (x) such Transfer is closed within (I) 90 days after the latest of (A) the expiration of the applicable period for Terry to accept the offer from the Malone Group, or (B) the receipt by the Malone Group of notice declining the offer to purchase the offered ROFR Shares or, in the case of (A) or (B), if later, five business days following receipt of all required regulatory and Major League Baseball approvals; provided that the closing shall only be delayed pending receipt of required regulatory and Major League Baseball approvals if (i) the Malone Group is using reasonable efforts to obtain the required regulatory and Major League Baseball approvals and (ii) there is a reasonable prospect of receiving such regulatory and Major League Baseball approvals, or (II) in the case of a public offering, within 20 days of the declaration by the U.S. Securities and Exchange Commission of the effectiveness of a registration statement filed with the U.S. Securities and Exchange with respect to the offered ROFR Shares, and (y) the price at which the ROFR Shares are Transferred must be equal to or higher than the Offer Price.

(f)             If Terry elects to exercise his right of first refusal under this Section 5 with respect to any number of shares of Series B common stock of the Corporation held and offered by JCM AB (the “Subject Shares”), (i) Terry shall receive and accept, in satisfaction of his profits interest in JCM AB with respect to the applicable Subject Shares, a number of such shares of Series B common stock of the Corporation having an aggregate value equal to the in-the-money value of the profits interest with respect to such Subject Shares (determined by valuing each share of Series B common stock at the price implied by the Offer Price), and (ii) Terry shall pay, as consideration for the remaining ROFR Shares, the excess of (A) the Offer Price over (B) the value of the shares of Series B common stock of the Corporation received by him pursuant to clause (i), in cash (by wire transfer of immediately available funds). The preceding sentence shall also apply, mutatis mutandis, to any sale of Subject Shares to Terry that is not made pursuant to the right of first refusal granted to Terry pursuant to this Section 5. The parties agree that Terry may, at his sole election, determine to acquire the applicable ROFR Shares of the Corporation in partnership with one or more partners, co-purchasers and/or financing sources and that nothing in this Section 5 shall restrict Terry from exercising the right of first refusal and acquiring the applicable ROFR Shares together with one or more partners, co-purchasers and/or financing sources. Each of Terry and the Malone Group agrees to use their commercially reasonable efforts to seek to structure any transaction described in this Section 5 in the most tax efficient method available.

(g)            The rights and obligations of each member of the Malone Group and of Terry pursuant to this Section 5 shall terminate upon the death or Disability of Terry and neither the members of the Malone Group nor Terry shall have any further obligation under this Agreement with respect to the matters covered under this Section 5.

6.             Further Assurances. Each party hereto agrees, from time to time, at the reasonable request of any other party hereto and without further consideration, to execute and deliver such additional consents, documents and other instruments and to take such further actions as are reasonably requested to effectuate the matters covered by this Agreement.

7.             Governing Law; Jurisdiction; Venue.

(a)            This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without giving effect to the principles of conflicts of law. The parties hereto hereby irrevocably submit to the jurisdiction of the district court of Clark County, Nevada or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, of the United States District Court for the District of Nevada in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the matters contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts, or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined exclusively in the District Court of Clark County, Nevada, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Nevada. The parties hereto hereby consent to and grant the District Court of Clark County, Nevada, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, the United States District Court for the District of Nevada, jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided herein or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(b)            EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.             Notice. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally or sent via e-mail or (b) on the first (1st) business day following the date of dispatch if sent by a nationally recognized overnight courier (providing proof of delivery), in each case to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice);

If to John or any member of the Malone Group:

John C. Malone

c/o Liberty Media Corporation
12300 Liberty Boulevard
Englewood, CO 80112
Attn: Marty Flessner
Email: [Redacted - Personal Information]

If to Terry:

Truist Park
755 Battery Ave.
Atlanta, GA 30339

Attn: Terence F. McGuirk

Email: [Redacted - Personal Information]

and with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attn:	Edward D. Herlihy
Jacob A. Kling
Eric M. Feinstein

Email:	EDHerlihy@wlrk.com
JAKling@wlrk.com
EMFeinstein@wlrk.com

or such other address or email address as such party may hereafter specify by like notice to the other parties hereto.

9.             Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision will be interpreted so as reasonably to effect the intent of the parties hereto. Upon such determination that any term or other provision is invalid, illegal, void or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible. It is the intent of each of John, JCM AB and Terry that this Agreement (including the Proxy) constitute a voting agreement of the type contemplated by Section 78.365(3) of the Nevada Revised Statutes and that, as such, there is no time limitation on the grant of the Proxy hereunder under applicable law. However, solely if it were to be determined that a time limitation applied to the Proxy under the Nevada Revised Statutes or other applicable law then the parties hereby agree that (a) such time limitation be 7 years from the Effective Date and (b) on the date that is one day prior to the 7-year anniversary of the Effective Date (and every subsequent 7-year anniversary of any extension of the Proxy), if the Proxy remains in effect, the parties will enter into a new agreement providing for a Proxy on the same terms set forth herein for another successive 7 years effective as of one day prior to such 7-year anniversary.

10.           Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is approved in writing by Major League Baseball and is in writing and signed (a) in the case of an amendment, by each of the parties hereto, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

11.           Counterparts. The parties may execute this Agreement in one or more counterparts, including by facsimile or other electronic signature. All the counterparts will be construed together and will constitute one Agreement.

12.           Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. When this Agreement contemplates a certain number of securities, as of a particular date, such number of securities shall be deemed to be appropriately adjusted to account for stock splits, dividends, recapitalizations, combinations of shares or other changes affecting such securities.

13.           Expenses. Except as otherwise provided herein, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, whether or not consummated, shall be paid by the party incurring such cost or expense.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties and is effective as of the date first set forth above.

JCM AB LLC

/s/ John C. Malone
John C. Malone, Manager

John C. Malone 1995 Revocable Trust

/s/ John C. Malone
John C. Malone, Trustee

The Malone Family Land Preservation Foundation

/s/ John C. Malone
John C. Malone, President

Leslie A. Malone 1995 Revocable Trust

/s/ John C. Malone
John C. Malone, Trustee

[Signature page to Proxy and Voting Agreement]

John C. Malone June 2003 Charitable Remainder Unitrust

/s/ John C. Malone
John C. Malone, Trustee

John C. Malone

/s/ John C. Malone
John C. Malone, individually

Tracy M. Amonette Trust A

/s/ Steven D. Miller
Steven D. Miller, Trustee

Evan D. Malone Trust A

/s/ Steven D. Miller
Steven D. Miller, Trustee

[Signature page to Proxy and Voting Agreement]

Terence McGuirk

/s/ Terence McGuirk
Terence McGuirk, individually

[Signature page to Proxy and Voting Agreement]

SCHEDULE A

Covered Shares

Stockholder	Number of Shares of Series B Common Stock of the Corporation
JCM AB LLC	887,079

A-1